Exhibit 4.6

Power of Attorney

The undersigned, _____, as a holder of RMB____ of registered capital (the “Target Shares”) of _____. (the “Company” or “VIE”), agrees to grant the rights of, in and to my shareholding of the Target Shares in the Company to Beijing Co Wheels Technology Co., Ltd. (the “Co Wheels”) or the person(s) designated by Co Wheels (including, without limitation, the directors of Co Wheels' parent company and their successors and any liquidators replacing directors of the parent company, but excluding any entity who is not independent or who may have conflict of interest) (the “Authorizee”), and hereby unconditionally and irrevocably authorizes the Authorizee to exercise the following rights within the term of this power of attorney:

The Authorizee is authorized to act on behalf of the undersigned and in the undersigned’s name to exercise all the rights of, in and to shareholding of the Target Shares in the Company in accordance with the laws and articles of association of the Company, including, without limitation, proposing to convene shareholders meeting, receiving any notice regarding convention and procedures of shareholders meeting, attending any shareholders meeting of the Company and exercising any and all voting rights as holder of the Target Shares of the Company (including designating and appointing any director, general manager, chief financial officer and any other officer of the Company and making decision regarding dividend and distribution, each as authorized representative of the undersigned at applicable shareholders meeting of the Company), execute any resolutions and minutes on behalf of the undersigned and in the undersigned’s name as holder of the Target Shares of the Company, file the required documents in the relevant company registry, and selling, transferring, encumbering or disposing the Target Shares of the Company held by the undersigned. Without written consent from Co Wheels, the undersigned shall have no right to increase the capital, decrease the capital, transfer, re-encumber or otherwise dispose or change the Target Shares held by the undersigned.

The Authorizee has the right to authorize any person unanimously appointed by its board of directors (or the executive director) to exercise the rights granted to the Authorizee under this power of attorney.

During the period of this power of attorney, the undersigned hereby waives to exercise any rights attaching to the Target Shares which have been authorized to the Authorizee by this power of attorney in the Company’s capacity as a shareholder and cease to exercise any right thereof on its own behalf.

In connection with the authorization under this power of attorney, the undersigned hereby undertakes and warrants that:

i.

The undersigned shall not execute any document or make any commitment with any other party that is in conflict of interests with the agreements executed by the authorized party and under performance. The undersigned shall not take any action or omit to take any action that may result in the conflict of interests between the undersigned and Co Wheels and its shareholders. If such conflict of interest arises (and Co Wheels is entitled to unilaterally determine whether such conflict of interest arises), the undersigned shall take steps to eliminate it as soon as possible in a timely manner subject to Co Wheels’ consent. If the undersigned refuses to take measures to eliminate conflicts of interest, Co Wheels shall have the right to exercise the call option under the Equity Option Agreement and/or the pledge right under the Equity Pledge Agreement.

ii.

In the event of the bankruptcy, liquidation, dissolution or termination of VIE, all assets acquired by the undersigned after the bankruptcy, liquidation, dissolution or termination of VIE, including the equity interest of VIE, will be transferred to Co Wheels free of charge or at the lowest price permitted by the then PRC law, or disposed of by the then liquidator for the benefit of Co Wheels’ direct or indirect shareholders and/or creditors.

iii.

In the case of death, incapacitation, marriage, divorce, bankruptcy or any other events which may affect the exercise of the equity interest held by the undersigned in VIE, the undersigned shall ensure that my successors (including spouse, children, parents, brothers and sisters, grandparents, and maternal grandparents) or any shareholders or transferees who then hold equity interest in VIE will issue a power of attorney the same as this power of attorney and assume all of rights and obligations hereunder held by the undersigned.

iv.

The undersigned will provide sufficient assistance to the Authorizee and/or Co Wheels in obtaining the entrusted rights, including timely execution of the relevant legal documents as necessary (e.g., for purpose the submission of documents required for the approval, registration or filing with governmental authorities or requirements of laws and regulations, regulatory documents, articles of association or orders or orders of other governmental authorities). Upon receipt of a written request from Co Wheels in connection with the exercise of the entrusted rights, the undersigned shall take actions within three (3) days after the receipt of such written request to satisfy the Co Wheels’ request.

The undersigned acknowledges that: (i) The undersigned's Target Shares of the Company and any interest therein is not community property and the undersigned's spouse does not own and has no control over such property or interest; (ii) The undersigned's daily operation, management and voting matters of the Company are not influenced by the undersigned's spouse; and (iii) in the event of the undersigned's divorce from his or her spouse, the undersigned will take all actions deemed necessary by Co Wheels to safeguard the performance of the control documents.

The undersigned further confirms that, upon the request of Co Wheels, when the PRC law allows Co Wheels to operate the relevant business operated by the Company or invest in the Company without the use of the control documents, the undersigned will transfer all of the Target Shares of the Company to Co Wheels and/or its designated third parties and terminate the control documents. Subject to PRC law, upon termination of the control documents, the undersigned will return any consideration received from Co Wheels in connection with the acquisition of Target Shares of the Company to Co Wheels or an entity designated by Co Wheels in the manner required by Co Wheels.

In all disputes arising out of or in connection with the execution of this power of attorney, either party to the power of attorney and the Authorizee shall be entitled to submit such disputes to arbitration by the China International Economic and Trade Arbitration Commission in accordance with its arbitration rules then in force. The place of arbitration shall be Beijing and the language to be used in the arbitration shall be Chinese. The arbitral award shall be final and binding on both parties to the agreement. Where appropriate, the arbitration tribunal or arbitrator may, in accordance with the dispute resolution provisions and / or applicable PRC laws, award compensation, compulsory relief (including but not limited to for the purpose of business operation or compulsory transfer of assets) or propose the liquidation of VIE and its subsidiaries in respect of the equity, assets, property rights or land assets of VIE and its subsidiaries. In addition, during the arbitration or under appropriate circumstances, at the request of either Party, the court with jurisdiction (including the PRC courts) has the right to grant interim injunctive or other interim relief to support the arbitration. In addition to the PRC courts, the courts of Hong Kong, the Cayman Islands and the courts of the place where the major assets of VIE and / or its subsidiaries are located shall also be deemed to have jurisdiction for the above purposes. This provision shall survive the termination or rescission of this document. This power of attorney shall remain in effect except for matters in dispute between the undersigned and the Authorized.

If any part of this power of attorney shall become invalid or unenforceable due to the mandatory provisions of law, the undersigned will use its best efforts to seek an alternative satisfactory to Co Wheels, and other authorization shall remain in full force and effect.

This power of attorney shall become effective from the date hereof and replace the Original Power of Attorney executed by the undersigned on ____, 20__. This power of attorney shall be valid for ten years from the execution date of this Power of Attorney. Upon the expiration of this power of attorney, the undersigned shall, at the request of Co Wheels, extend the term of this power of attorney.

[intentionally left blank below]

Authorizer:

Date:         , 20

Schedule of Material Differences

One or more persons executed Power of Attorney using this form. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of VIE	Name of Shareholders	Target Shares (RMB)
1.	Beijing CHJ Information Technology Co., Ltd.	Li Xiang	266,715,065
2.	Beijing CHJ Information Technology Co., Ltd.	Shen Yanan	15,000,000
3.	Beijing CHJ Information Technology Co., Ltd.	Li Tie	13,749,341
4.	Beijing Xindian Transport Information Technology Co., Ltd.	Li Xiang	740,000
5.	Beijing Xindian Transport Information Technology Co., Ltd.	Fan Zheng	129,200
6.	Beijing Xindian Transport Information Technology Co., Ltd.	Shen Yanan	37,800
7.	Beijing Xindian Transport Information Technology Co., Ltd.	Li Tie	34,600
8.	Beijing Xindian Transport Information Technology Co., Ltd.	Qin Zhi	18,900
9.	Beijing Xindian Transport Information Technology Co., Ltd.	Liu Qinghua	10,900
10.	Beijing Xindian Transport Information Technology Co., Ltd.	Wei Wei	4,600
11.	Beijing Xindian Transport Information Technology Co., Ltd.	Song Gang	4,300
12.	Beijing Xindian Transport Information Technology Co., Ltd.	Ye Qian	200
13.	Beijing Xindian Transport Information Technology Co., Ltd.	Xu Bo	19,500